Securities and Exchange Commission
                            Washington, D.C. 20549

                                  FORM N-54A

             NOTIFICATION OF ELECTION TO BE SUBJECT TO SECTIONS 55
            THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED
                     PURSUANT TO SECTION 54(a) OF THE ACT

      The undersigned business development company hereby notifies the Securities and Exchange Commission that it elects, pursuant to the provisions of section 54(a) of the Investment Company Act of 1940 (the "Act"), to be subject to the provisions of sections 55 through 65 of the Act and, in connection with such notification of election, submits the following information:

Name: JMC Group, Inc.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
                                                                           ---
9710 Scranton Rd. Ste. 100 San Diego, CA 92121
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Telephone Number (including area code): 619-450-0055
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Name and address of agent for service of process: James K. Mitchell  (same
                                                  ----------------------------
address)
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Check one of the following:

[X] The company has filed a registration statement for a class of equity securities pursuant to section 12 of the Securities Exchange Act of 1934. Give the file number of the registration statement or, if the file number is unknown or has not yet been assigned, give the date on which the registration statement was filed: Commission File Number 0-12926
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[ ]  The company is relying on rule 12g-2 under the Securities Exchange Act of 1934 in lieu of filing a registration statement for a class of equity securities under that Act.

      The file number of the registration as an investment company pursuant to section 8(a) of the Act, if any, of the company:

      The file number of the registration as an investment company pursuant to section 8(a) of the Act, if any, of any subsidiary of the company:

      The undersigned company certifies that it is a closed-end company organized under the laws of Delaware (state) and with its principal place of
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business in California (state); that it will be operated for the purpose of
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making investments in securities described in sections 55(a)(1) through (3) of the Investment Company Act of 1940; and that it will make available significant managerial assistance with respect to issuers of such securities to the extent required by the Act.

      Pursuant to the requirements of the Act, the undersigned company has caused this notification of election to be subject to sections 55 through 65 of the Investment Company Act of 1940 to be duly signed on its behalf in the city of San Diego and state of California on the 4th day of September, 1998.
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[SEAL]                                 Signature  JMC Group, Inc.
                                                  ---------------------------
                                                      (Name of Company)

                                       By /s/ JAMES K. MITCHELL
                                          ---------------------------
                                               James K. Mitchell

[SEAL OF JMC GROUP, INC.                   (Name of director, officer or
 EMBOSSED IMPRINT]                          general partner signing on behalf
                                            of the company)

                                       Chairman, President and Chief Executive
                                       Officer
                                       ---------------------------------------
                                                          (Title)

Attest: /s/ ROBERT E. JEFFORDS
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      Assistant Secretary
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            (Title)